As filed with the Securities and Exchange Commission on August 3, 2006 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VIEWPOINT CORPORATION
(Exact Name of issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4102687 (IRS Employer Identification No.)

498 Seventh Avenue
New York, New York 10018
(Address of Principal Executive Offices) (Zip Code)

Non-Plan Employee Stock Option Grants
2006 Equity Incentive Plan
(Full titles of the plans)

Andrew J. Graf
General Counsel and Secretary
498 Seventh Avenue
New York, New York 10018
(Name and address of agent for service)

(212) 201-0800
(Telephone number, including area code, of agent for service)

Copy to:
Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, New York 10005
Attention: Alexander M. Kaye, Esq.

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)

Common Stock, par value $0.001 per share	4,157,917 (4)	$ 1.20	$ 4,989,500	$ 533.88

Common Stock, par value $0.001 per share	4,500,000 (5)	$ 1.48	$ 6,660,000	$ 712.62

(1)

Pursuant to Rule 416(e) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares which may be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or other similar transactions.

(2)

Offering prices of options that have not yet been granted as of the date of this Registration Statement are computed in accordance with Rule 457(h) and Rule 457(c) of the Securities Act, based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market on July 31, 2006. Offering prices of options that are outstanding as of the date of this Registration Statement are computed in accordance with Rule 457(h) based on the weighted average exercise price (rounded to the nearest cent) of the outstanding options. Offering prices are estimated solely for the purpose of calculating the registration fee.

(3)

Amount of Registration Fee was calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, which states that the fee shall be “$107 per $1,000,000 of the maximum aggregate price at which such securities are proposed to be offered.” The Registration Fee is therefore calculated by multiplying the aggregate offering or sales amount by 0.000107.

(4)	Represents common stock issuable upon exercise of outstanding options issued pursuant to non-plan stock option grants.

(5)	Represents common stock issuable under the 2006 Equity Incentive Plan.

PART I

Item 1.	Plan Information

          Documents containing the information required by Part I of the Registration Statement will be sent or given to participants in the Plans as specified by Rule 428(b). Such documents are not filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428.

Item 2.	Registrant Information and Employee Plan Annual Information

          The Registrant will, upon written or oral request, provide without charge to any person to whom the Prospectus relating to this Registration Statement is delivered, a copy of any and all of the information which has been incorporated by reference in such Prospectus and this Registration Statement (pursuant to Item 3 of Part II below). Such requests should be directed to the Secretary, Viewpoint Corporation, 498 Seventh Avenue, New York, New York 10018 (telephone: (212) 201-0800).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

          The Commission allows us to “incorporate by reference” in this prospectus reports that we file with them, which means that we can disclose important information to you by referring you to those reports. Accordingly, we are incorporating by reference in this prospectus the documents listed below and any documents we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus until the offering is completed:

                         (1) our Annual Report on Form 10-K for the year ended December 31, 2005;

                         (2) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

                         (3) our Current Reports on Form 8-K filed on January 3, 2006, February 16, 2006, March 3, 2006, March 20, 2006, May 3, 2006, May 5, 2006, May 12, 2006 and July 27, 2006; and

                         (4) the description of our common stock set forth on our registration statement filed on October 26, 1995 with the Commission on Form 8-A pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, including any amendments or reports filed for the purpose of updating that description.

          All documents, filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

          Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration

Item 4.	Description of Securities

          The Common Stock being registered hereunder has been registered pursuant to Section 12 of the Exchange Act and a description of the Common Stock is contained in the Exchange Act registration statement which has been filed with the Commission.

Item 5.	Interests of Named Experts or Counsel

          The validity of the Common Stock offered hereby will be passed upon for the Registrant by Andrew J. Graf, General Counsel of the Registrant. As of August 3, 2006, Mr. Graf did not beneficially own shares of Viewpoint Common Stock and held 200,000 options to acquire shares of Viewpoint Common Stock issued pursuant to non-plan stock option grants.

Item 6.	Indemnification of Directors and Officers

          Section 145 of the Delaware General Corporation Law (“DGCL”) makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) arising under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

          The Registrant’s amended and restated certificate of incorporation provides for indemnification of the Registrant’s directors against liability to the Registrant and its stockholders to the fullest extent permitted by the DGCL.

          The Registrant’s Bylaws provide that the Registrant shall indemnify its directors and officers and may indemnify others to the fullest extent permitted by law. The Registrant’s Bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification. The Registrant also maintains an insurance policy insuring its directors and officers against liability for certain acts and omissions while acting in their official capacities.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

4.1	Viewpoint Corporation 2006 Equity Incentive Plan.

4.2	Form of Stock Option Agreement for Viewpoint Corporation Non-Plan Employee Stock Option Grants.

5.1	Opinion of Andrew J. Graf with respect to the validity of the securities being offered.

23.1	Consent of Andrew J. Graf (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24	Power of Attorney (included on signature page of this registration statement).

Item 9.	Undertakings

          The undersigned Registrant hereby undertakes:

                          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

                         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

                         (4) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 9, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on August 3, 2006.

VIEWPOINT CORPORATION

By:	/s/ Patrick Vogt

Name: Patrick Vogt
Title: President and Chief Executive Officer

POWER OF ATTORNEY

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose name appears below hereby constitutes and appoints each of Patrick Vogt and William H. Mitchell, or either of them, each acting alone, such person’s true and lawful attorney-in-fact, with full power of substitution to sign for such person and in such person’s name and capacity indicated below, in connection with this Registrant’s registration statement on Form S-8, including to sign this registration statement and any and all amendments to this registration statement, including Post-Effective Amendments, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming such person’s signature as it may be signed by said attorneys-in-fact to any and all amendments.

SIGNATURE	TITLE	DATE

/s/ Stephen M. Duff	Director	August 3, 2006

Stephen M. Duff

/s/ Christopher C. Duignan	Controller (Chief Accounting Officer)	August 3, 2006

Christopher C. Duignan

/s/ Samuel H. Jones, Jr.	Director	August 3, 2006

Samuel H. Jones, Jr.

/s/ William H. Mitchell	Chief Financial Officer	August 3, 2006

William H. Mitchell

/s/ Dennis R. Raney	Director	August 3, 2006

Dennis R. Raney

/s/ James J. Spanfeller	Director	August 3, 2006

James J. Spanfeller

/s/ Patrick Vogt	Director, President and Chief Executive Officer	August 3, 2006

Patrick Vogt

/s/ Harvey D. Weatherson	Non-Executive Chairman of the Board of Directors	August 3, 2006

Harvey D. Weatherson

EXHIBIT INDEX

Exhibit No.	Description

4.1	Viewpoint Corporation 2006 Equity Incentive Plan.

4.2	Form of Stock Option Agreement for Viewpoint Corporation Non-Plan Employee Stock Option Grants.

5.1	Opinion of Andrew J. Graf with respect to the validity of the securities being offered.

23.1	Consent of Andrew J. Graf (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24	Power of Attorney (included on signature page of this registration statement).